SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 16, 2007

Zynex Medical Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	33-26787-D	90-0275169
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8100 South Park Way, Suite A-9, Littleton, CO 80120
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number: (303) 703-4906

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 16, 2007, Peter J. Leveton was terminated as the Chief Financial Officer of Zynex.

Zynex has elected Fritz G. Allison as Chief Financial Officer of Zynex, effective February 19, 2007. Prior to joining Zynex, Mr. Allison served as a Financial Consultant for MSS Technologies, a Phoenix-based provider of business application solutions, since 2004. From December 2000 until March 2004, Mr. Allison was the Vice-President, Controller and Chief Financial Officer of Orange Glo International, Inc, a manufacturer of cleaning products in the consumer package goods industry.

Zynex has established the following compensation arrangements with Mr. Allison: A base salary of $8,000 per month, before taxes, for the first three months and $10,000 per month, before taxes, thereafter; grant under the Company’s 2005 stock option plan of an option to purchase up to 100,000 shares of Zynex common stock, with a ten year term starting February 19, 2007, an exercise price equal to $0.45 per share, the fair market value of Zynex’ common stock on such date, and a vesting schedule of 25,000 shares vesting on the first anniversary of the date of grant and 25,000 shares vesting on each subsequent anniversary of the date of grant; a bonus payable in 2008 in the amount of $20,000 cash and an option grant for an additional 50,000 shares in the event (a) Zynex’s net revenue meets a revenue target for the 2007 year,(b) the Company has a positive net income for the 2007 year, and (c) the Company does not have any restatements of its financial statements during 2007 and for any periods during 2007 or the year 2007 on or prior to the completion of the audit of the 2007 financial statements. Mr. Allison will also receive full health and dental insurance coverage through Zynex.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on as its behalf by the undersigned hereunto duly authorized.

Zynex Medical Holdings, Inc. (Registrant)

Date: February 20, 2007	By:	/s/ Thomas Sandgaard
Thomas Sandgaard President and Chief Executive Officer